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                                                                      Exhibit 36

                             OLIVETTI PRESS RELEASE

   The cash tender offer for a portion of the Telecom Italia ordinary shares described herein is intended to be made available in or into the United
     States pursuant to an exemption from the tender offer rules available pursuant to the Securities Exchange Act of 1934, as amended.


The cash tender offer for a portion of the Telecom Italia savings shares referred to herein is not being made and will not be made, directly or indirectly, in or into the United States and will not be capable of acceptance, directly or indirectly, in or from the United States or by the use of the mails of, or by any means or instrumentality (including, without limitation by mail, telephonically or electronically by way of internet or otherwise) of interstate or foreign commerce, or any facility of any securities exchange, of the United States of America. The cash tender offer for a portion of Telecom Italia savings shares referred to herein will not be capable of acceptance by any such use, means, instrumentality or facility or from within the United States.


The information contained herein does not constitute an offer of securities for sale in the United States or offer to acquire securities in the United States. The offer described herein will only be made pursuant to and in compliance with the terms of the offer documents and the accompanying documents.


The Olivetti securities to be issued in connection with the Merger referred to herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Olivetti ordinary shares and Olivetti savings shares are intended to be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.


    OLIVETTI: DEPOSIT OF COMMUNICATION TO CONSOB IN RELATION TO THE INTENTION
             TO LAUNCH A VOLUNTARY PARTIAL TENDER OFFER FOR ORDINARY
                            SHARES OF TELECOM ITALIA


           Communication to the market in compliance with article 37, paragraph 2 of CONSOB Regulation no. 11971/1999


                                                              Milan, 5 June 2003


Olivetti announces that the communication required by article 102, paragraph 1 of Legislative Decree no. 58/1998 (the "Communication") regarding Olivetti's intention to launch a voluntary partial tender offer for ordinary shares and American Depositary Shares ("ADSs") representing underlying ordinary shares of its controlled company Telecom Italia (the "Ordinary Share Offer") has been filed with the Italian Commission for Companies and Stock Exchange ("CONSOB"). The Communication also makes reference to Olivetti's intention to launch a voluntary partial tender offer for Telecom Italia's savings shares (the "Savings Share Offer"), which Olivetti is announcing in a separate statement released simultaneously with this statement.


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The operation is made in the context of the merger by incorporation of Telecom
Italia with and into Olivetti (the "Merger"), as approved by the extraordinary shareholder meetings of the two companies on 24 and 26 May 2003 respectively.


The operation, as well as having an investment rationale for Olivetti, is intended to provide a means for Telecom Italia shareholders who do not wish to keep their entire holding in the company resulting from the Merger, to liquidate at least a part of their holding in a way similar to Olivetti shareholders, who are entitled to exercise withdrawal rights in compliance with art. 2437 of the Italian Civil Code, as a consequence of the change in the corporate object of Olivetti as resolved on at the same time as the Merger itself.


Olivetti owns 2,891,656,682 Telecom Italia ordinary shares, representing approximately 54.944% of the ordinary share capital of Telecom Italia and approximately 39.525% of the overall share capital. Olivetti does not hold any Telecom Italia savings shares.


Consideration


The consideration offered (the "Consideration") has been set at Euro 8.010 per Telecom Italia ordinary share. The Consideration has been calculated on the basis of the weighted average of the official prices of the ordinary shares recorded on the stock exchange between 12 March 2003 and 26 May 2003 (date of approval of the merger project by the Olivetti shareholders' meeting) plus a 20% premium.


Loans and guarantees


A pool of Italian and foreign banks, with J.P. Morgan plc, a company indirectly controlled by JPMorgan Chase Bank, acting as Global Coordinator, has arranged for a bank facility for a maximum total amount of Euro 9,000,000,000 to be available to Olivetti to fund the liquidation of the Olivetti shareholders exercising their withdrawal rights and, for the remaining part, to fund the payment of the aggregate consideration due for the Ordinary Share Offer and the Savings Share Offer.


As a guarantee of fulfilment of the obligation to pay the aggregate consideration, the pool of banks, each for its respective loan amount, will receive from Olivetti irrevocable instructions, on the day of payment, to pay to the coordinator for the collection of the acceptances the amount necessary for payment of the aggregate consideration for the ordinary shares and the savings shares purchased by Olivetti. The coordinator for the collection of the acceptances undertakes, in turn, to solely utilise such amount to pay, in the name and on behalf of Olivetti, the aggregate consideration for the shares tendered in the Ordinary Share Offer and in the Savings Share Offer and purchased by Olivetti.


Number of shares being acquired in the partial tender offer


The total amount of the funds to be allocated for the Ordinary Share Offer and the Savings Share Offer (the "Maximum Total Amount") will be established by deducting the amount set aside for the payment of the Olivetti shareholders exercising their withdrawal rights from the overall amount of the loan of Euro 9,000,000,000 which Olivetti will receive in relation to the operation. It will, therefore, only be possible to


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disclose the Maximum Total Amount once the exercise of the withdrawal rights by the shareholders who did not attend the Olivetti shareholders' meeting of 26 May 2003 - such rights expiring on 12 June 2003 - has terminated and, in any case, prior to the date of publication of the Offer Document for the Ordinary Share Offer.


The number of ordinary shares being acquired in the Ordinary Share Offer will be announced, once the Maximum Total Amount has been established, prior to the date of publication of the Offer Document for the Ordinary Share Offer. The Ordinary Share Offer and the Savings Share Offer will be made for the same percentage of ordinary shares and savings shares (calculated in relation to the total number of shares in each class). In any case, if the number of acceptances of the Ordinary Share Offer does not reach the maximum amount for the respective class of shares, funds not utilized to purchase ordinary shares will be allocated to the purchase of savings shares in the Savings Share Offer, and vice versa, until the Maximum Total Amount is reached. Through this device of "communicating channels", Olivetti intends to ensure that the highest possible number of Telecom Italia shareholders who wish to tender their shares are able to do so.


Therefore, after the application of the "communicating channels" device, the number of shares of a class acquired by Olivetti may exceed the maximum number of shares of such class subject to the offer as initially determined.


If, even after application of the above-mentioned device, the total number of acceptances received are in excess of the Maximum Total Amount, Olivetti will proceed by pro ration.


Terms and Conditions


The transfer of ownership of the ordinary shares tendered in the Ordinary Share Offer and purchased by Olivetti, even in the case of a possible allotment, will become ineffective if the Merger does not become effective by 31 December 2003. Olivetti will have the right to waive such condition subsequent upon agreement by the banks financing the operation. In any case, Olivetti and Telecom Italia intend to complete the Merger as soon as possible and within the first half of August 2003.


The Ordinary Share Offer does not provide for any minimum number of acceptances.


Acceptance Period


The Acceptance Period is expected to start in the last ten days of June 2003 and to terminate between 10 July 2003 and 20 July 2003. A detailed time schedule will be negotiated with Borsa Italiana S.p.A. in compliance with current regulations.


Markets Outside of Italy


The Ordinary Share Offer will be made in or into the United States pursuant to an exemption from the tender offer rules available pursuant to the U.S. Securities Exchange Act of 1934.


The Savings Share Offer is not being, and will not be, made, directly or indirectly, in or into or by use of the mails of or by any means or instrumentality (including,



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without limitation, the post, facsimile transmission, telex, telephone or
e-mail) of interstate or foreign commerce of, or of any facility of, a national securities exchange of the United States, and will not be capable of acceptance by any such use, means, instrumentality or facility or from within the United States.


The concurrent Savings Share Offer is not being made to U.S. Persons (as defined in Regulation S under the U.S. Securities Act of 1933). No offer is being made to acquire ADSs which represent savings shares of Telecom Italia.


The information contained herein does not constitute an offer to purchase or sell Telecom Italia savings shares or Olivetti shares in the United States of America.


The Ordinary Share Offer will be made to all Telecom Italia ordinary shareholders, on the same terms and conditions, but is not launched in any other country outside of Italy or the United States of America in which such launch requires the approval of the local competent authorities or is in violation of any local procedures and regulations.


                                    * * * * *


JPMorgan Chase Bank is acting as Financial Advisor to Olivetti for the operation. Other advisors in connection with the public tender offer in Italy are Banca Intesa S.p.A. and UniCredit Banca Mobiliare S.p.A.

The coordinator for the collection of the acceptances is Societa per Amministrazioni Fiduciarie "SPAFID" S.p.A.



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